Exhibit (a)(5)(C)

ENDO ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR BIOSPECIFICS TENDER OFFER

DUBLIN — November 18, 2020 — Endo International plc (Nasdaq: ENDP) (“Endo”) today announced the expiration of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the previously announced tender offer by Beta Acquisition Corp., a wholly-owned indirect subsidiary of Endo (“Merger Sub”), to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of BioSpecifics Technologies Corp. (Nasdaq: BSTC) (“BioSpecifics”), at a price of $88.50 per Share (the “Offer Price”), net to the holder in cash, without interest and less any applicable withholding taxes (the “Offer”). The Offer, which commenced on November 2, 2020, is being made pursuant to the previously announced Agreement and Plan of Merger, dated October 19, 2020, by and among Endo, Merger Sub and BioSpecifics (as it may be amended from time to time, the “Merger Agreement”).

With the expiration of the waiting period under the HSR Act, the transaction is expected to close in early December 2020, subject to the satisfaction of all remaining closing conditions set forth in the Merger Agreement. Unless extended or earlier terminated, the Offer is scheduled to expire at one minute after 11:59 PM, New York time, on December 1, 2020, which is the 20th business day following the commencement of the Offer.

Following the completion of the Offer, Endo expects to consummate a merger of Merger Sub with and into BioSpecifics as soon as practicable, in which Shares that have not been tendered in the Offer will be acquired by Endo and cancelled and converted into the right to receive the Offer Price. The Merger Agreement was approved by the Boards of Directors of both Endo and BioSpecifics. The BioSpecifics Board of Directors has recommended that BioSpecifics’ stockholders tender their Shares pursuant to the Offer.

About Endo

Endo International plc is a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. Our decades of proven success come from a global team of passionate employees collaborating to bring the best treatments forward. Together, we boldly transform insights into treatments benefiting those who need them, when they need them. Endo has global headquarters in Dublin, Ireland and U.S. headquarters in Malvern, Pennsylvania. Learn more at www.endo.com or connect with us on LinkedIn.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of common of BioSpecifics or any other securities. The solicitation and the Offer has been made pursuant to a tender offer statement on Schedule TO, as amended, including an offer to purchase, a letter of transmittal and other related documents that Endo has filed with the Securities and Exchange Commission (the “SEC”). In addition, BioSpecifics filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC with respect to the Offer. The Offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, as amended. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS OF BIOSPECIFICS ARE URGED TO READ CAREFULLY BECAUSE THE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer materials and the Solicitation/Recommendation Statement are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Endo are available free of charge on Endo’s website. In addition, security holders of BioSpecifics may obtain free copies of the tender offer materials by contacting the information agent for the Offer that has been named in the Tender Offer Statement on Schedule TO. Copies of the documents filed with the SEC by BioSpecifics are available free of charge on BioSpecifics’ website.

Cautionary Statement on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. These forward-looking statements include, among others, statements relating to Endo’s or BioSpecifics’ future financial performance, business prospects and strategy, including the Offer, the Merger, the ability to successfully complete such transactions and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the Offer and the Merger, including, among other things, regarding how many of BioSpecifics’ stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals relating to the acquisition, the ability to satisfy the conditions to the closing of the Offer and the Merger, the expected timing of the Offer and the Merger, the risk of stockholder litigation relating to the transaction, including resulting expense or delay, difficulties or unanticipated expenses in connection with integrating BioSpecifics’ operations into Endo’s and the possibility that anticipated synergies and other benefits of the transaction will not be realized in the amounts anticipated, within the expected timeframe or at all, the effect of the announcement of the Offer and the Merger on Endo’s and BioSpecifics’ business relationships, competition, including technological advances, new products and patents attained by competitors, challenges to patents, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, challenges inherent in product research and development, clinical trial outcomes and quality, availability and affordability of products, and other circumstances beyond Endo’s and BioSpecifics’ control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in Endo’s and BioSpecifics’ filings with the SEC and, in Endo’s case, with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval, including the Schedule TO, as amended (including the offer to purchase, letter of transmittal and related documents) Endo filed with the SEC, the Solicitation/Recommendation Statement on Schedule 14D-9, as amended BioSpecifics filed with the SEC and their respective Form 10-Ks and 10-Qs under the caption “Risk Factors” and as otherwise enumerated therein. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Contacts

Media:

Heather Zoumas-Lubeski

(484) 216-6829

media.relations@endo.com

Investors:

Pravesh Khandelwal

(845) 364-4833

relations.investor@endo.com

2